Exhibit 10.1

AMENDMENT TO SHARE PURCHASE AGREEMENT
THIS AMENDMENT TO SHARE PURCHASE AGREEMENT (this “Amendment”) dated as of February 16, 2018 is by and among Coeur Mining, Inc., a Delaware corporation (“Coeur”), Coeur South America Corp., a Delaware corporation (“CSA”), Coeur Explorations, Inc., an Idaho corporation (“CEE” and together with CSA and Coeur, the “Sellers”), Empresa Minera Manquiri S.A., a Bolivian sociedad anónima (the “Company”) and Ag-Mining Investments, AB (formerly NewCo 4714 Sweden AB under change of name to Argentum Investment AB) (“Buyer”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Original Agreement (as defined below).
RECITALS
A.    The parties hereto entered into that certain Share Purchase Agreement on December 22, 2017 (the “Original Agreement”); and
B.     In accordance with Section 11.2 of the Original Agreement, the parties wish to amend certain terms of the Original Agreement.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
AMENDMENTS
1.1    The definition of “Ancillary Agreements” set forth in Section 1.1 of the Original Agreement is amended and restated in its entirety to read as follows:
“Ancillary Agreements” means the Net Smelter Returns Royalty Agreement, the Notes, the Guaranty Agreement, the Transition Services Agreement and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.
1.2    The definition of “Net Smelter Returns Royalty Agreement” set forth in Section 1.1 of the Original Agreement is amended and restated in its entirety to read as follows:
“Net Smelter Returns Royalty Agreement” means the Net Smelter Returns Royalty Agreement to be entered into at the Closing between Coeur and Buyer, in the form attached hereto as Exhibit A.
1.3    The definition of “Note” set forth in Section 1.1 of the Original Agreement is amended and restated in its entirety to read as follows:
“Note” means each of the promissory notes to be made and delivered from the Buyer in favor of Coeur, CSA or CEE, as applicable, with an aggregate initial principal amount equal to the Target Cash Amount as the same may be adjusted pursuant to Section 6.9(b) and (c) to reflect the amount of Cash in the Company at Closing, each in the form attached hereto as Exhibit B.

1.4    Section 1.1 of the Original Agreement is amended to add the following in appropriate alphabetical order:
“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing between Coeur and Buyer, in the form attached as Exhibit E.
1.5    Section 2.2(b) of the Original Agreement is hereby amended to (a) delete the word “and” in clause (vii), (b) delete clause (viii), and (c) add the following:

(i)	Coeur shall deliver a duly executed counterpart signature page to the Transition Services Agreement to Buyer;

(ii)	Buyer shall deliver a duly executed counterpart signature page to the Transition Services Agreement to Coeur; and

(iii)	the parties shall deliver to each other all other agreements, documents, instruments or certificates required to be delivered at or prior to the Closing pursuant to this Agreement
1.6    Section 6.9 of the Original Agreement is hereby deleted and replaced with the following:
Cash Amount.
(a)The Company may distribute Cash (by dividend or otherwise) to any of the Sellers provided that the Company shall not distribute Cash in an amount that intentionally results in the Company having less than $27,600,000 (the “Target Cash Amount”) in Cash at the Closing.
(b)As soon as reasonably practicable and in no event later than 20 days following the Closing, Buyer shall deliver a certificate from its chief financial officer to Coeur setting forth in reasonable detail, and certifying to, the amount of Cash of the Company at the Closing Date (the “Post-Closing Cash Certificate”). If the amount of Cash set forth in the Post-Closing Cash Certificate exceeds the Target Cash Amount such excess amount shall be apportioned and added to the principal amount of the Notes and paid to the Sellers together with the Buyer’s repayment of the Notes. If the Target Cash Amount exceeds the amount of Cash set forth in the Post-Closing Cash Certificate, then such excess amount shall be apportioned and deducted from the principal amount of the Notes. The parties agree to take all action reasonably necessary to promptly effectuate any such change to the principal amount of the Notes, including making appropriate adjustments to the amount of the monthly installment payments of the Notes.
(c)The Buyer and the Company will provide Coeur and its Representatives (at Coeur’s own expense) reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, books and records of the Company and to any other information reasonably requested for purposes of reviewing the amounts and calculations set forth in the Post-Closing Cash Certificate. The Buyer and the Company shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the amounts set forth in the Post-Closing Cash Certificate; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after Coeur has signed an agreement relating to access to such work papers in form and substance acceptable to such accountant.
1.7    Section 6.12 of the Original Agreement is hereby deleted and replaced with the following:
[Reserved].

1.8    Section 6.13 of the Original Agreement is hereby deleted and replaced with the following:

Manquiri Credit Agreement
(a)Prior to the Closing, the Company and the Buyer shall use commercially reasonable efforts to amend the Manquiri Credit Agreement to increase the maximum amount available for borrowing thereunder to $17,000,000.
(b)For a period of 24 months after Closing, if Banco BISA S.A. reduces the availability for borrowing under the Manquiri Credit Agreement due in whole or in part to a deterioration in the financial condition of the Company, the Buyer and the Company shall be entitled to deliver a joint notice to Coeur requesting that Coeur provide credit support or other assistance in maintaining credit availability under the Manquiri Credit Agreement and Coeur shall use commercially reasonable efforts to (i) consider and respond to any such request to post a letter of credit or other form of credit support and (ii) request that Banco BISA S.A. accept such letter of credit or other credit support, if provided.
1.9    Section 6.14 of the Original Agreement is hereby deleted and replaced with the following:
[Reserved].
1.10    Section 6.16 of the Original Agreement is hereby deleted and replaced with the following:
Performance Bonds. Prior to the expiration of the current letter of credit posted by Coeur to support performance bonds or other obligations of the Company required to obtain VAT Refunds, Coeur shall post a letter of credit or other form of credit support to support then-existing and future performance bonds or other obligations of the Company required to obtain VAT Refunds, and Coeur and the Company shall use their commercially reasonable efforts to cause Banco BISA S.A. to accept such letter of credit or other credit support.
1.11    Article VI of the Original Agreement is hereby amended to add the following Section 6.20:
Post-Closing Distributions    Except as set forth on Exhibit D or as required to fund a payment from the Buyer to a Seller pursuant to the Note or the Net Smelter Royalty Returns Agreement (and in such cases, only up to an amount necessary to make such payment), following the Closing and until the satisfaction of all obligations under the Notes, including payment of all amounts owed thereunder, the Company shall not declare or pay any dividends or return any capital to shareholders of the Company or make any payments to shareholders of the Company or any of their Affiliates pursuant to any related party transactions.
1.12    Exhibit A of the Original Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit A to this Amendment.
1.13    Exhibit B of the Original Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit B to this Amendment.
1.14    Exhibit C of the Original Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit C to this Amendment.
1.15    Exhibit D of the Original Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit D to this Amendment.
1.16    The Original Agreement is hereby amended to add the attached Exhibit E as Exhibit E thereto.

ARTICLE II
MISCELLANEOUS
2.1    Original Agreement Confirmed. Other than as expressly modified pursuant to this Amendment, all of the terms, conditions and other provisions of the Original Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.
2.2    Interpretation. All references to the Original Agreement (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) shall refer to the Original Agreement, as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Original Agreement (as amended hereby) and references in the Original Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to December 22, 2017.
2.3    Counterparts. This Amendment may be executed in any number of counterparts (including by electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts taken together constituting one and the same agreement.
2.4    Miscellaneous. The provisions of Article XI of the Original Agreement shall apply to this Amendment mutatis mutandis, and to the Original Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.
[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COEUR MINING, INC.

By: /s/ Mitchell J. Krebs
Name: Mitchell J. Krebs Title: President

COEUR SOUTH AMERICA CORP.

By: /s/ Peter C. Mitchell
Name: Peter C. Mitchell Title: Vice President

COEUR EXPLORATIONS, INC.
By: /s/ Courtney R.B. Lynn
Name: Courtney R.B. Lynn Title: Treasurer

EMPRESA MINERA MANQUIRI S.A.
By: /s/ Humberto Rada
Name: Humberto Rada Title: President

AG-MINING INVESTMENTS, AB (FORMERLY NEWCO 4714 SWEDEN AB UNDER CHANGE OF NAME TO ARGENTUM INVESTMENT AB
By: /s/ Alberto J. Morales
Name: Alberto J. Morales Title: Legal Representative
and
By: /s/ Ole Sorensen
Name: Ole Sorensen Title: Director